Exhibit (N)(2)

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders of Saratoga Investment Corp.

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of Saratoga Investment Corp. (the “Company”), including the consolidated schedules of investments, as of February 29, 2016 and February 28, 2015, and the related consolidated statements of operations, changes in net assets and cash flows for the years ended February 29, 2016, February 28, 2015 and 2014, in this Registration Statement (Form N-2) and have expressed an unqualified opinion thereon dated May 17, 2016. We have also audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of the Company, including the consolidated schedules of investments, as of February 28, 2014 and 2013, and February 29, 2012, and the related consolidated statements of operations, changes in net assets and cash flows for the years ended February 28, 2013 and February 29, 2012 and have issued unqualified opinions thereon (which are not included in this Registration Statement). The senior securities table as of February 29, 2016 and February 28, 2015, 2014, 2013 and February 29, 2012 has been subjected to audit procedures performed in conjunction with the audits of the Company’s consolidated financial statements. Such information is the responsibility of the Company’s management.

Our audit procedures included determining whether the information reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of this information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with Section 18 of the Investment Company Act of 1940, as amended. In our opinion, the information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ Ernst & Young LLP

New York, NY

February 27, 2017